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                                                          EXHIBIT 11.01


                            TRO LEARNING, INC.
                  COMPUTATION OF INCOME (LOSS) PER SHARE
                   AND EQUIVALENT SHARE OF COMMON STOCK
                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
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                                                       YEAR ENDED OCTOBER 31,
                                                    ----------------------------
                                                       1997      1996     1995
                                                    ---------  --------  -------

AVERAGE SHARES OUTSTANDING:
1. Weighted average number of shares of
   common stock outstanding during the period.......   6,233     6,120    6,066

2. Net additional shares assuming stock options
   and warrants exercised...........................     --        523      214
                                                    ---------  --------  -------


3. Weighted average number of shares and
   equivalent shares of common stock outstanding
   during the period..............................     6,233     6,643    6,280
                                                    ---------  --------  -------
                                                    ---------  --------  -------

INCOME (LOSS):
4. Net income (loss)..............................  $(20,217)   $  982   $3,752
                                                    ---------  --------  -------
                                                    ---------  --------  -------

PER SHARE AMOUNTS:
Net income (loss)(line 4/line 3)..................  $  (3.24)   $ 0.15   $ 0.60
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